Exhibit 99.(h)(3)(a)(iii)

SCHEDULE A

TO PACIFIC SELECT FUND EXPENSE LIMITATION AGREEMENT

DATED November 1, 2022

Fund	Operating Expense Limit (as a percentage of average net assets)
Core Income Portfolio	0.10%
Diversified Bond Portfolio	0.10%
Dividend Growth Portfolio	0.10%
Emerging Markets Debt Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Equity Index Portfolio	0.10%
ESG Diversified Portfolio	0.10%
ESG Diversified Growth Portfolio	0.10%
Floating Rate Income Portfolio	0.10%
Focused Growth Portfolio	0.10%
Growth Portfolio	0.10%
Health Sciences Portfolio	0.10%
Hedged Equity Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Intermediate Bond Portfolio	0.10%
International Growth Portfolio	0.10%
International Large-Cap Portfolio	0.10%
International Small-Cap Portfolio	0.10%
International Value Portfolio	0.10%
Large-Cap Core Portfolio (formerly named Main Street Core Portfolio)	0.10%
Large-Cap Growth Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Managed Bond Portfolio	0.10%
Mid-Cap Equity Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
PSF Avantis Balanced Allocation Portfolio (formerly named PSF DFA Balanced Allocation Portfolio)	0.10%
Real Estate Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%
Small-Cap Growth Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Technology Portfolio	0.10%
Value Advantage Portfolio	0.10%
Value Portfolio	0.10%

Effective: November 1, 2022